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                                                                   EXHIBIT 99.1

[ANNE KLEIN LOGO APPEARS HERE]          [MAXWELL SHOE COMPANY LOGO APPEARS HERE]


                                     For:  Kasper A.S.L., Ltd and
                                           Maxwell Shoe Company Inc.

                             Approved By:  Mary Ann Domuracki
                                           Executive Vice President
                                           Finance and Administration
                                           Kasper A.S.L., Ltd
                                           201-864-0328
FOR IMMEDIATE RELEASE
---------------------
                                           Richard Bakos
                                           Chief Financial Officer
                                           Maxwell Shoe Company
                                           617-333-4007

                 KASPER A.S.L, LTD., MAXWELL SHOE COMPANY AND
                SCHWARTZ & BENJAMIN ANNOUNCE A JOINT AGREEMENT
            TO LICENSE A LINE ANNE KLEIN AND ANNE KLEIN II FOOTWEAR
             ~ To Be Shipped To Retailers For Spring 2000 Season ~


     Secaucus, NJ and Boston, MA, August 2, 1999 Kasper A.S.L., Ltd., (Nasdaq:KASP), the owner of the Anne Klein trademarks ("Anne Klein"), Schwartz & Benjamin, the licensee for Anne Klein footwear, and Maxwell Shoe Company Inc. (Nasdaq:MAXS), jointly announced that they have signed a binding letter of intent to enter into a long-term license agreement by which Maxwell Shoe Company will, manufacture and market A LINE ANNE KLEIN and ANNE KLEIN II women's footwear.

     Maxwell Shoe Company will introduce these lines at the WFA Shoe Show in Las Vegas on August 2, 1999 and will begin shipping to major department stores in the United States and Canada for the Spring 2000 season.

     Arthur S. Levine, Chairman and Chief Executive Officer of Anne Klein and Kasper


                                   - more -
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                                                                         Page: 2
KASPER A.S.L, LTD., MAXWELL SHOE COMPANY AND
SCHWARTZ & BENJAMIN ANNOUNCE A JOINT AGREEMENT
TO LICENSE A LINE ANNE KLEIN AND ANNE KLEIN II FOOTWEAR
~ To Be Shipped To Retailers For Spring 2000 Season ~


A.S.L., Ltd. commented, "As our first license agreement under the Anne Klein trademarks, we are excited to embark on this new strategic partnership with Schwartz and Benjamin and Maxwell Shoe. Under the creative direction of Ken Kaufman and Isaac Franco, who lead the Anne Klein design team, this is an important step in our efforts to selectively extend and differentiate the ANNE
KLEIN(R), ANNE KLEIN II(R) and A LINE ANNE KLEIN(TM) labels.   These labels are
segmented to enhance consumer awareness with a consistent attitude and varied product lines."

     Mark J. Cocozza, Chairman and Chief Executive Officer of Maxwell Shoe Company added, "We are extremely enthusiastic about the signing of this agreement to manufacture footwear under the widely-recognized A LINE ANNE KLEIN and ANNE KLEIN II brand names. The addition of these trademarks is consistent with our strategy of building a strong portfolio of brands and we believe this endeavor will provide a substantial opportunity for Maxwell Shoe Company to capture market share."

     Daniel Schwartz, President of Schwartz & Benjamin, commented, "The consummation of this sublicense with Maxwell Shoe is an important step in the growth of all three Anne Klein labels. We look forward to working in conjunction with both Anne Klein and Maxwell Shoe to continue to build upon the solid foundation we established for the ANNE KLEIN(R) footwear brand over the past twenty-five years."

     Maxwell Shoe Company has appointed Richard Brandt as President of Maxwell Shoe Company's Division dedicated to the footwear brands A LINE ANNE KLEIN and ANNE KLEIN II. Mr. Brandt was previously President of Maxwell's Jones New York footwear division.

     Kasper A.S.L., Ltd. designs, markets and distributes women's suits, sportswear and dresses throughout the United States, Europe and Canada.
     Schwartz & Benjamin designs and markets footwear as licensee under the ANNE KLEIN, ANNE KLEIN COLLECTION, and YVES SAINT LAURENT brand labels.

     Maxwell Shoe Company Inc. designs, develops and markets casual and dress

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                                                                         Page: 3
KASPER A.S.L, LTD., MAXWELL SHOE COMPANY AND
SCHWARTZ & BENJAMIN ANNOUNCE A JOINT AGREEMENT
TO LICENSE A LINE ANNE KLEIN AND ANNE KLEIN II FOOTWEAR
~ To Be Shipped To Retailers For Spring 2000 Season ~


footwear for women and children. The Company's brands include Mootsies Tootsies, Sam & Libby and Dockers/(R)/ Footwear for Women and J.G. Hook.



Kasper A.S.L., Ltd.'s Safe Harbor Statement:

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. Such forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. For a discussion of those risks and uncertainties, please see "Disclosure Regarding Forward-Looking Information" in Kasper's Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission on May 18, 1999.


Maxwell Shoe Company's Safe Harbor Statement:

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preference, competition from other footwear manufacturers or retailers, loss of key employees, inability to successfully launch the A Line Anne Klein and Anne Klein II brands, general economic conditions and adverse factors impacting the retail footwear industry, and the inability by the Company to source its products due to political or economic factors or the imposition of trade or duty restrictions. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

For more information, please contact:
Morgen-Walke Associates
212-850-5600

Kapser A.S.L., Ltd.                        Maxwell Shoe Company
Investor Contact:                          Investor Contact:
Caroline Eustace/Bernadette Maglione       Shannon Moody
Press Relations: Stacy Roth                Press Relations: Michael McMullan/
                                           David Nugent

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